Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT: Katrina Parker, 312-822-5167
CNA COMPLETES TRANSFER OF ASBESTOS AND ENVIRONMENTAL
POLLUTION LIABILITIES TO NATIONAL INDEMNITY COMPANY
Chicago, August 31, 2010 – CNA Financial Corporation (NYSE: CNA) announced today the completion of the previously disclosed transfer of legacy asbestos and environmental pollution liabilities to National Indemnity Company (NICO), a subsidiary of Berkshire Hathaway Inc. The transfer is consistent with the terms announced on July 15, 2010.
“We are pleased to have completed this important transaction with a company of the stature of National Indemnity,” said Thomas F. Motamed, chairman and chief executive officer, CNA. “Overall, the transaction fully meets our objectives – effectively eliminating asbestos and pollution reserve risk, and legacy reinsurer dispute and credit risk; enhancing our capital flexibility; and sharpening our focus on ongoing businesses and strategy.”
CNA expects to recognize an after-tax loss of approximately $370 million in its third quarter 2010 financial statements.
Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
FORWARD-LOOKING STATEMENT
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA and include whether the other parties to the transaction will fully perform their obligations to CNA, the uncertainty in estimating loss reserves for asbestos and environmental pollution (A&E) liabilities and the possible continued exposure of CNA to liabilities for A&E claims. For a detailed description of other risks and uncertainties affecting CNA, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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